Exhibit 99.1

Section 2: EX – 99.1 (PRESS RELEASE)	Filed by Orrstown Financial Services, Inc. Commission
File No.: 033-18888

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports 2009 First Quarter Earnings

and Second Quarter 2009 Dividend

Shippensburg, PA (April 22, 2009) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) is pleased to announce the net operating results for the first quarter ended March 31, 2009.

While growth continued at a brisk pace during 2009’s first quarter, net interest margin compression, elevated operating expenses, and an increased loan loss provision, combined to push earnings lower than those realized during first quarter 2008.

Net income for the first quarter 2009 was $3,025,000, a decrease of $225,000 or 6.9% from $3,250,000 earned during the same period last year. Primary earnings per share were $.47 for first quarter 2009 compared to $.51 per share for the first quarter 2008. The first quarter return on assets was 1.15% compared to 1.45% for the same period last year. Net interest income for the first quarter of 2009 was $8,022,000, an increase of 1.3% over the $7,917,000 realized during the same quarter in 2008. Non-interest income showed an increase of 9.9%, while non-interest expenses rose 14.6%. The first quarter loan loss provision was $215,000, compared to $158,000 in the same quarter last year, an increase of 36.5%

During the first quarter of 2009, the net interest margin compressed 53 basis points to 3.40%, while the net interest spread decreased 33 basis points to 3.18%. Both measurements reflect the severe interest rate cuts by the Federal Reserve System during the last two quarters of 2008. Balance sheet growth of 18.2% over last year resulted in total assets reaching $1.084 billion as of March 31, 2009.

The Board of Directors approved a second quarter cash dividend of $.22 per share to shareholders of record on May 15, 2009. The dividend will be paid on May 27, 2009 and is the same as the amount paid for the second quarter of 2008. Year to date the cash dividend has increased 2.3% from $.43 to $.44 per share.

Commenting on the earnings and dividend, Kenneth R. Shoemaker, President and Chief Executive Officer, stated, “A difficult operating environment, which included slower loan demand, higher FDIC insurance premiums, and the suspension of a cash dividend by the Federal Home Loan Bank of Pittsburgh, contributed to lowered earnings during the first quarter of 2009. Although we reported declines in some of our core metrics this quarter compared to the first quarter of 2008, our performance continues to be extremely strong relative to our peers (banks with assets of $1 billion to $5 billion). This ranking demonstrates that our company is well positioned to weather the economic headwinds that our country is currently experiencing. While many financial institutions have decreased their cash dividends due to a lack of performance, we have maintained our distribution at $.22 per share. This decision is based on the strength of our balance sheet and our confidence in the future of this company. I believe our level of personal service and local decision making will continue to resonate with customers and provide a competitive advantage in the months and years ahead”.

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	March 31, 2009	March 31, 2008	% Change
Net Income	$3,025,000	$3,250,000	-6.9%

Primary Earnings Per Share	$.47	$.51	-7.8%

Diluted Earnings Per Share	$.45	$.48	-6.3%

Dividends Per Share	$.22	$.21	+4.8%

Return on Assets	1.15%	1.45%

Return on Equity	11.84%	13.52%

Return on Tangible Assets	1.19%	1.50%

Return on Tangible Equity	15.08%	17.58%

Balance Sheet Highlights:	March 31, 2009	March 31, 2008	% Change
Assets	$1,084,363,000	$917,559,000	+18.2%

Loans, Gross	$827,738,000	$721,234,000	+14.8%

Deposits	$782,076,000	$667,104,000	+17.2%

Equity	$105,102,000	$98,113,000	+7.1%

Tangible Equity	$83,975,000	$76,789,000	+9.4%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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